Exhibit 1.4

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS B

Dated: September 19, 2000

To:SRFG, Inc. (the "Company") as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated September 19, 2000 (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $35,300,000, 7.00% Class B Master Trust Certificates, Series 2000-2.

Initial Principal Amount of Certificates:

$35,300,000 Class B Master Trust Certificates, Series 2000-2

Class B Expected Principal Payment Date:

October 2005 Distribution Date

Series and Class Designation of Designated Securities:

7.00% Class B Master Trust Certificates, Series 2000-2 (the "Class B Certificates")

Certificate Rating:

Class B Certificates: A2 by Moody's Investors Service, Inc.
                               A by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2000-2:

$9,001,264,802

Date of Series Supplement:

September 28, 2000

Certificate Rate:

Class B Certificates: 7.00% per annum.

Terms of Sale:

          The purchase price for the Designated Securities to the Underwriters, named on
Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above[, plus accrued interest at the applicable Certificate Rate from the Time of Delivery].

Class B Certificates: 99.045525%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class B Certificates: 99.345525%

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

          8:30 A.M., Chicago Time, on September 28, 2000, or at such other time as may be agreed upon in writing.

Addresses of the Underwriters for notices:

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167

Deutsche Bank Securities Inc.
31 West 52nd Street
New York, New York 10019

Additional Agreements:

          (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement (collectively, the "Class B Underwriting Agreement ") constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

          (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (collectively with the Underwriting Agreement dated September 19, 2000 among the Company, Sears and the representatives of the Class A Underwriters (as defined herein), the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2000-2 (the "Class A Certificates"), and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Class B Underwriting Agreement that the Class A Underwriting Agreement be duly executed and delivered by the parties thereto.

          (c) If an underwriter under the Class A Underwriting Agreement (a "Class A Underwriter") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

          (d) Notwithstanding anything in Sections 9(a) and 9(b) of the Agreement to the contrary, if any Class B Underwriter shall default in its obligations to purchase Class B Certificates, (i) the nondefaulting Class B Underwriter shall have the right to purchase the Class B Certificates that were not purchased by the defaulting Class B Underwriter, and (ii) if the nondefaulting Class B Underwriter elects not to purchase such Class B Certificates, the Class A Underwriters shall have the right to purchase such Class B Certificates in accordance with the Class A Underwriting Agreement, in each case on the same terms and conditions as set forth herein. If either the nondefaulting Class B Underwriter or the Class A Underwriters elect so to purchase such Class B Certificates, (i) this Pricing Agreement shall not terminate, (ii) the nondefaulting Class B Underwriter and the Company shall each have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus as amended or supplemented, or in any other documents or arrangements, and (iii) the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be made necessary. The term "Class B Underwriter" as used in this Pricing Agreement shall include any person substituted under this section with like effect as if such person had originally been a party to this Pricing Agreement with respect to the Class B Certificates.

          (e) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned upon, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Underwriting Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

Reimbursement of Expenses

          Notwithstanding the provisions of Section 6(e) of the Agreement, the Underwriters agree to reimburse the Company for expenses in the amount of $28,870.70 incurred by the Company in connection with the issuance and distribution of the Class B Certificates.

          The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1.

Very truly yours,

BEAR, STEARNS & CO. INC.

By: /s/ Brant Brooks
Brant Brooks

DEUTSCHE BANK SECURITIES INC.

By: /s/ Michael Raynes
Michael B. Raynes
Managing Director

By: /s/ Christopher D. Davis
Christopher D. Davis
Director

Accepted:

SRFG, INC.

By: /s/ Stephen Carp

SEARS, ROEBUCK AND CO.

By: /s/ Larry R. Raymond

SCHEDULE 1

Underwriters	Principal Amount of Class B Certificates to be Purchased
Bear, Stearns & Co. Inc.	$17,650,000
Deutsche Bank Securities Inc.	$17,650,000
Total:	$35,300,000